UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2019

Veritas Farms, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-191251	90-1254190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1512 E. Las Olas Blvd., Suite 300, Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 288-6603

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K, and unless otherwise indicated, the terms “the Company,” “Veritas Farms,” “we,” “us” and “our” refer to Veritas Farms, Inc. and its subsidiary.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective, April 8, 2019, Bao T. Doan, M.D. and Kellie Newton joined our board of directors. The following is a brief description of the background and business experience of each of Dr. Doan and Ms. Newton.

Bao T. Doan, M.D., 46, has been a practicing interventional radiologist for over twenty (20) years and since 2009 has served as National Medical Director and Staff Interventional and Diagnostic Radiologist for Envision Physician Services (formerly Sheridan Healthcare, Inc.) in Plantation, Florida.  Dr. Doan, a dual American board-certified radiologist and interventional radiologist, holds a medical degree from McGill University Health Center in Montreal, Canada and a master’s degree in business administration, healthcare management, from Western Governors University.  Dr. Doan has published professional articles and papers and is a member of various professional organizations. We believe that given her medical experience, Dr. Doan will be a valuable addition to our board of directors.

Kellie Newton, 59, has over thirty (30) years of experience in the practice of corporate law, representing non-profits and companies in a variety of matters including commercial transactions and corporate governance. Since December 2017, she has been a partner at Whiteford, Taylor & Preston in Washington, D.C. and prior thereto, she was a partner at Dentons and its predecessor firm, McKenna Long & Aldridge in Washington, D.C. from March 1993 to December 2017. Ms. Newton also is experienced as in-house counsel, having served as Corporate Counsel at ChemLawn Services Corporation, one of the largest corporations engaged in providing landscaping and indoor pest elimination services in the United States and Canada from 1990 to 1993 and as Senior Attorney at Warner Cable Communications, Inc. from 1985 to 1990. Ms. Newton holds a B.A. degree in history and political science from Dickinson College and a J.D. degree from Capital University Law School. We believe that Ms. Newton’s extensive experience in corporate law, particularly in the area of corporate governance will make her a valuable addition to our board of directors.

We believe that both Dr. Doan and Ms. Newton are “independent” as defined under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. We intend to shortly add additional qualified individuals who would be so categorized to our board, so that the board will be comprised of a majority of “independent” directors. At least one of such individuals will be an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the Securities and Exchange Commission.

We have agreed to compensate non-employee directors with an annual grant of stock options under our 2017 Incentive Stock Plan, in an amount and on terms to be determined by the board of directors. The initial grants to each of Dr. Doan and Ms. Newton are for options to purchase 100,000 shares at an exercise price of $0.645 per share. The options vest in four (4) quarterly installments commencing ninety (90) days from the date of grant and are contingent upon their continued service on the board. We have also agreed to reimburse them for out-of-pocket expenses incurred in connection with attending board and committee meetings and have entered into indemnification agreements with each director.

Item 7.01	Regulation FD Disclosure.

On April 4, 2019, Veritas Farms commenced a private offering of its equity securities to “accredited investors” pursuant to Rule 506(c) promulgated under the Securities Act of 1933, as amended.  The Company is offering for sale up to $10,000,000 of its equity securities on a “best efforts” (no minimum) basis, with the right to increase the maximum amount of the offering to $15,000,000. The securities, when issued will be restricted securities of the Company.

The Company intends to use the proceeds from the sale of the securities for marketing and sales, product research and development, capital expenditures for additional production infrastructure and equipment, acquisition and implementation of an ERP IT system and working capital and other general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
10.1	Form of Non-Employee Director Appointment Letter with attached Form of Non-Employee Director Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2019	VERITAS FARMS, INC.

	By:	/s/ Alexander M. Salgado
Alexander M. Salgado, Chief Executive Officer